Exhibit 99.2

Hercules Technology Growth Capital Announces its Fourteenth Consecutive Quarterly Dividend of $0.32 per Share

~Dividend represents $4.07 per share cumulative distributions declared since its IPO in June 2005~

PALO ALTO, Calif.--(BUSINESS WIRE)--February 12, 2009--Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), the leading specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, announced today that its Board of Directors has declared a first quarter dividend of $0.32 per share consisting of cash and shares of the company’s common stock.

Consistent with the Internal Revenue Service Revenue Procedure released in January 2009, the dividend will be payable up to 90% or $0.29 per share, in common stock of the Company and up to 10%, or $0.03 per share, in cash, based on stockholder elections, on 33,097,679 shares outstanding as of February 12, 2009. Subject to this limitation on the aggregate amount of dividends payable in cash, stockholders will have the option to make an election to receive payment of the dividend in cash or in shares, except that cash will be paid in lieu of fractional shares. Stockholders who elect to receive the dividend in all cash will receive payment in the form of at least $0.03 per share in cash. The exact distribution of cash and stock to any given stockholder will be dependent upon his/her election as well as elections of other stockholders, subject to the pro-rata limitation described above.

The number of shares issued as a result of the dividend will be calculated based on the volume weighted average trading prices of the Company's common stock for a three trading day period of March 23, March 24, and March 25, 2009.

“We believe this dividend is prudent and cautionary, given the unprecedented turmoil in the capital markets and is consistent with our focus of maintaining and enhancing our balance sheet liquidity in unprecedented economic times,” said Manuel A. Henriquez, co-founder, chairman and chief executive officer of Hercules.

Paying a portion of the dividend in the Company’s common stock allows the Company to satisfy its RIC taxable income distribution requirement and bolster Hercules’ liquidity position and strengthen the Company’s balance sheet. The liquidity provided to Hercules through the use of the stock dividend will assist the Company with preservation of capital which is necessary in the current economy.

The additional preservation of capital will further assure that the Company has ample liquidity necessary to repay its Citibank/Deutsche Bank credit facility due on April 30, 2009, as well as continue to originate new investments. Furthermore, this capital retention is a hedge against the potential for a dramatically worsening economy. Currently the company does not intend to use stock to pay dividends on a regular basis, although the Company intends to review its dividend strategy quarterly throughout 2009. The dividend will be payable on March 30, 2009 to shareholders of record as of February 23, 2009.

Additional information regarding the distribution election will be mailed to stockholders during the last week of February 2009. The additional information will describe in more detail the terms of the dividend, including the ability of stockholders to elect to receive the dividend in the form of cash or shares of common stock, the limitation on the aggregate amount of cash to be included in the dividend and the potential dilutive effect the share issuance will have upon stockholders. The cash or stock election must be exercised prior to 5:00 p.m. Eastern Standard Time on March 20, 2009.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. The tax attributes of its distributions for the year ended December 31, 2008, were paid 100% from earnings and profits. There can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2009 distributions to shareholders will actually be. The Company’s dividend is paid from taxable income.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder, San Diego and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650.289.3060 HT-HN
info@htgc.com
Sally Borg, 650.289.3066
sborg@htgc.com